Click here to Contents

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

AQUA AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the pervious filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Brandywine Realty Trust

(4)	Date Filed:

April 1, 2005

AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

Notice of Annual Meeting of Shareholders
To Be Held May 19, 2005

TO THE SHAREHOLDERS OF
AQUA AMERICA, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of AQUA AMERICA, INC. will be held at the Springfield Country Club, 400 West Sproul Road, Springfield, Pennsylvania 19064, at 10:00 A.M., local time, on Thursday, May 19, 2005, for the following purposes:

1.  To elect two directors to the class of directors for terms expiring at the 2008 Annual Meeting; and
2.  To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 28, 2005 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By order of the Board of Directors,

ROY H. STAHL
Secretary

April 11, 2005

REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, AS A SHAREHOLDER YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE ELECTRONICALLY, THROUGH THE INTERNET OR BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aqua America, Inc. (“Aqua America” or the “Company”) to be used at the Annual Meeting of Shareholders to be held Thursday, May 19, 2005 and at any adjournments thereof. This proxy statement and the enclosed proxy are being mailed to shareholders on or about April 11, 2005.

The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained The Altman Group to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee to The Altman Group for normal proxy solicitation is $4,000 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may also solicit proxies, although no additional compensation will be paid by the Company for such efforts.

The proxy statement and Annual Report to Shareholders for the year ended December 31, 2004, including financial statements and other information with respect to the Company and its subsidiaries, are being mailed by standard mail, to shareholders of record as of March 28, 2005. The proxy statement and Annual Report are being sent electronically to those shareholders of record as of March 28, 2005 who requested electronic delivery of these materials. Additional copies of the Annual Report may be obtained by writing to the Company.

PURPOSE OF THE MEETING

As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to elect two directors to hold office as provided by law and the Company’s Bylaws.

VOTING AT THE MEETING

Holders of shares of the Company’s Common Stock of record at the close of business on March 28, 2005 are entitled to vote at the meeting. As of that date, there were 95,745,953 shares of Common Stock outstanding and entitled to be voted at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Directors are to be elected by a plurality of the votes cast at the meeting. The affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any other matter that may properly be brought before the meeting. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the meeting if they are unable to attend in person. Alternatively, under the Pennsylvania Business Corporation Law and the Pennsylvania Electronic Transaction Act, you may vote electronically, over the Internet or by telephone, following the instructions set out on the proxy card. The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card or electronic proxy; if the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may not be specified for the election of directors. Brokers that are member firms of the New York Stock Exchange (“NYSE”) and who hold shares in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors, but not for any other matter. Proxies received from brokers with respect to shares held in street name, even if such shares are not voted by brokers, will be considered present and entitled to vote at the meeting.

Execution of the accompanying proxy or voting electronically will not affect a shareholder’s right to attend the meeting and vote in person. Any shareholder giving a proxy or voting electronically has the right to revoke the proxy or the electronic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted by executing a proxy bearing a later date, which is voted at the meeting, or by attending the meeting and voting in person.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card or vote electronically regardless of whether or not you plan to attend the meeting.

(Proposal No. 1) ELECTION OF DIRECTORS

Voting on Proposal No. 1

The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation or removal. The Company is required by its Articles of Incorporation and Bylaws to maintain the size of its classes of directors as nearly equal in number as possible.

In accordance with the Company’s Corporate Governance Guidelines, Mr. Glanton, Chairman of the Corporate Governance Committee and an independent director, spoke with Ms. Carroll, the director whose term expires at the 2005 Annual Meeting of Shareholders to discuss nominating Ms. Carroll for re-election to another term. Following these discussions, Mr. Glanton reported to the Corporate Governance Committee that Ms. Carroll would be willing to serve on the Board of Directors for an additional three-year term. Mr. DiBona, whose term was to expire at the 2005 Annual Meeting of Shareholders tragically passed away in January 2005, leaving his position vacant. The Corporate Governance Committee considered possible candidates for nomination to be elected at the 2005 Annual Meeting of Shareholders. Mr. Glanton proposed for the Committee’s consideration Dr. Constantine Papadakis, President of Drexel University, as a candidate for nomination for election to the Board of Directors. After reviewing Dr. Papadakis’ independence, qualifications, abilities and experience, the Corporate Governance Committee unanimously agreed that Dr. Papadakis would be a positive addition to the Board. Consequently, the Committee, with Ms. Carroll abstaining with respect to her nomination, voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Ms. Carroll and Dr. Papadakis for election to the class of directors to be elected at the 2005 Annual Meeting of Shareholders.

Therefore, one existing director, Ms. Carroll, and one new director nominee, Dr. Papadakis, will stand for election by a plurality of the votes cast at the 2005 Annual Meeting, and six directors will continue to serve until either the 2006 or 2007 Annual Meetings, depending on the period remaining in each of their terms. At the 2005 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the two nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card. Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes that the nominees will be available to serve.

The Board of Directors recommends that the shareholders vote FOR the election of Ms. Carroll and Dr. Papadakis as directors.

Information Regarding Nominees and Directors

For each of the two nominees for election as directors at the 2005 Annual Meeting and the six directors in the classes of directors whose terms of office are to expire either at the 2006 Annual Meeting or the 2007 Annual Meeting, as set forth herein, there follows information as to the positions and offices with the Company held by each, the principal occupation of each during the past five years, and directorships of public companies and other organizations held by each.

NOMINEES FOR ELECTION AT ANNUAL MEETING

Mary C. Carroll Bryn Mawr, PA Director since 1981
Ms. Carroll is a consultant, and an advisor to nonprofit corporations, businesses and government agencies and is a well-recognized civic volunteer. She is the Honorary Trade Representative of Nepal for the U.S. and Chairman of the Nepal Foundation. She is a founder, director or trustee of various civic and charitable organizations, including the YMCA of Philadelphia and Vicinity and the National Parks Mid-Atlantic Council. Age: 64.

Dr. Constantine Papadakis Wayne, PA Nominee for Director
Dr. Papadakis is President of Drexel University, a position he has held since 1995. From 1986 to 1995, Dr. Papadakis was Dean of the College of Engineering at the University of Cincinnati, and from 1984 to 1986 he was Professor and Head of the Civil Engineering Department of Colorado State University. He serves on the Board of Directors of Sovereign Bank, Inc., Met-Pro Corporation, and Mace Security International, Inc. as well as the Philadelphia Stock Exchange and various charitable and civic organizations. Age: 59.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2006

John F. McCaughan Doylestown, PA Director since 1984
In 1998, Mr. McCaughan retired as President of the BetzDearborn, Inc. Foundation, having served in that capacity since 1995. From 1995 to 1996, Mr. McCaughan was Chairman of Betz Laboratories, Inc., which provides engineered chemical treatment of water, wastewater and process systems. Mr. McCaughan was Chairman and Chief Executive Officer of Betz Laboratories from 1982 to 1994. He is also a director of Penn Mutual Life Insurance Company, Petroferm, Inc. and numerous charitable organizations. Age: 69.

Richard H. Glanton, Esq. Philadelphia, PA Director since 1995
Mr. Glanton is Senior Vice President of Corporate Development at Exelon Corporation. From 1986 to 2003 he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton is a director of The GEO Group, Inc. Age: 58.

Nicholas DeBenedictis Ardmore, PA Director since 1992
Mr. DeBenedictis has served as Chief Executive Officer of the Company since July 1992 and Chairman of the Board since May 1993. He also serves as Chairman and Chief Executive Officer of the Company’s principal subsidiaries, including Aqua Pennsylvania, Inc. Between April 1989 and June 1992, he served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon). From December 1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from 1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources. Mr. DeBenedictis is a director of Exelon Corporation, P.H. Glatfelter Company and Met-Pro Corporation and a member of the advisory boards of PNC Bank in Philadelphia and Southern New Jersey and Pennoni Associates. He also serves on the Boards of the Greater Philadelphia Chamber of Commerce, the Pennsylvania Business Roundtable, and Philadelphia Hospital Education Foundation and is a Trustee of Drexel University. Age: 59.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2007

Richard L. Smoot Radnor, PA Director since 1997
In 2002, Mr. Smoot retired as Regional Chairman Advisory Board Philadelphia and Southern New Jersey, The PNC Financial Services Group, a position he held since 2001. He continues to be a member of the PNC Advisory Board. From 1991 through 2000, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank in 1987, Mr. Smoot served 10 years as First Vice President and Chief Operating Officer of the Federal Reserve Bank of Philadelphia. Mr. Smoot is Chairman of The Philadelphia Orchestra and The Settlement Music School. Mr. Smoot is also a director of P.H. Glatfelter Company and Southco Inc. Age: 64.

William P. Hankowsky Philadelphia, PA Director since 2004
Mr. Hankowsky has been Chairman, President and Chief Executive Officer of Liberty Property Trust, a fully integrated real estate firm, since 2001. Mr. Hankowsky joined Liberty in 2001 as Executive Vice President and Chief Investment Officer. Prior to joining Liberty, he served for 11 years as President of the Philadelphia Industrial Development Corporation. Prior to that, he was Commerce Director for the City of Philadelphia. Mr. Hankowsky serves on various charitable and civic boards, including the Philadelphia Convention and Visitors Bureau, The Philadelphia Board of Trade, the Academy of Music of Philadelphia and Kimmel Regional Performing Arts Center. Age: 53.

John E. Menario Portland, ME Director since 1999
Mr. Menario retired as Assistant to the President of Banknorth Group, Inc., a position he held since 1996. He served as Senior Executive Vice President and Chief Operating Officer of Peoples Heritage Financial Group, Inc. from 1990 to 1996. Mr. Menario is a director of Banknorth Insurance Group and Banknorth Wealth Management Group, a Trustee of the Cumberland County Civic Center and a fund raiser for the Maine Children’s Cancer Program. Age: 69.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to a set of written Corporate Governance Guidelines. Copies of these Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com, or by contacting the Company at the address appearing on the first page of this proxy statement, attention Investor Relations Department. (See Additional Information on page 28).

Director Independence

The Board of Directors is, among other things, responsible for determining whether each of the directors is independent in light of any relationship each director may have with the Company. The Board of Directors has adopted the following standards for determining a director’s independence, which are consistent with the listing standards of the New York Stock Exchange:

      A director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years an executive officer of the Company;

•
(A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member is or, has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•
the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;

•
the director was an executive officer or employee, or someone in her/his immediate family was an executive officer, of another company that, during any of the other company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other company, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues; or

•
the director served as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

These standards are set forth in the Company’s Corporate Governance Guidelines.

Based on a review applying these standards, the Board of Directors has affirmatively determined that the nominees for director and each of the Company’s other directors, other than the Chief Executive Officer, Mr. DeBenedictis, is independent.

The Board of Directors has appointed Mr. Glanton as the presiding independent director. As the presiding independent director, Mr. Glanton’s responsibilities include: presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors; reviewing information sent to the Board; reviewing meeting agendas for the Board; reviewing meeting schedules to assure that there is sufficient time for discussion of all agenda items; calling meetings of the independent directors, if appropriate; and, if requested by major shareholders, ensuring that he is available for consultation and direct communications with such shareholders.

Board Committees

The Board of Directors held six meetings in 2004. The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation and Employee Benefits and Corporate Governance Committees. The Pension Committee of the Board has been replaced by a Pension Committee of senior management of the Company, who report periodically to the Board of Directors. The Board has also asked Ms. Carroll, who was a member of the former Pension Committee, to serve as an advisor to the new Committee. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2004. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. All the directors except Mr. DiBona and Mr. Hankowsky were in attendance at the 2004 Annual Meeting of Shareholders.

Executive Committee.     The Company’s Bylaws provide that the Executive Committee shall have and exercise all of the authority of the Board in the management of the business and affairs of the Company, with specific exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee did not meet in 2004. The Executive Committee currently has four members, and the Chairman of the Company serves as Chairman of the Executive Committee.

Audit Committee.     The Audit Committee is composed of three directors, whom the Board of Directors has affirmatively determined meet the standards of independence required of audit committee members by the New York Stock Exchange and applicable Securities and Exchange Commission (“SEC”) rules. Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee was required to meet at least four times during the year and met seven times during 2004. The Committee operates pursuant to a written charter, a copy of which is attached as Appendix A to this Proxy Statement. The primary responsibilities of the Audit Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements, and to monitor the independence of the Company’s independent registered public accounting firm. The Audit Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that such services are compatible with the independent registered public accounting firm maintaining its independence. For more information, see the Audit Committee Report on page 12.

Executive Compensation and Employee Benefits Committee.     The Executive Compensation and Employee Benefits Committee is composed of two directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the New York Stock Exchange. The Executive Compensation and Employee Benefits Committee has the power to administer and make awards of stock options, dividend equivalents and restricted stock under the Company’s 2004 Equity Compensation Plan and to administer awards under the Company’s 1994 Equity Compensation Plan. In addition, the Executive Compensation and Employee Benefits Committee reviews the recommendations of the Company’s Chief Executive Officer as to appropriate compensation of the Company’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Company’s Chief Executive Officer for the ensuing year. The Executive Compensation and Employee Benefits Committee held four meetings in 2004.

Corporate Governance Committee.     The Corporate Governance Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the New York Stock Exchange. The Corporate Governance Committee is responsible for identifying and considering qualified nominees for directors and developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. In addition, the Chair of the Corporate Governance Committee conducts corporate governance discussions in executive sessions with the Board of Directors. The Corporate Governance Committee met twice during 2004.

The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. Recommendations of candidates by shareholders should be submitted to the Chairman of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. In considering candidates for the Board, the Charter of the Corporate Governance Committee requires that the Committee consider the candidates’ personal abilities and qualifications, independence and the diversity of their background, expertise and experience in fields and disciplines relevant to the Company. In addition, directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company. The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for director.

Each of the Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of the Investor Relations Department.

The current members of the Committees of the Board of Directors are as follows:

Executive Committee	Executive Compensation and Employee Benefits Committee	Audit Committee

Nicholas DeBenedictis* John F. McCaughan Richard L. Smoot Richard H. Glanton, Esq.	John F. McCaughan* William P. Hankowsky	Richard L. Smoot* John E. Menario William P. Hankowsky

Corporate Governance Committee

Richard H. Glanton, Esq.* Mary C. Carroll William P. Hankowsky

* Chairman

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of January 31, 2005 with respect to shares of Common Stock of the Company beneficially owned by each director, nominee for director and executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).

Beneficial Owner	Sole voting and/or sole investment power(1)		Shared voting and/or shared investment power		Total and percent of class outstanding(2)

Mary C. Carroll	6,658		2,340	(3)	8,998
Nicholas DeBenedictis	593,147		229,581	(4)	822,728
Richard H. Glanton, Esq.	1,093		—		1,093
William P. Hankowsky	1,093		—		1,093
Richard D. Hugus	59,141		—		59,141
John F. McCaughan	20,776		—		20,776
John E. Menario	320		13,317	(5)	13,637
Constantine Papadakis	—		—		—
Richard R. Riegler	116,965		12,480	(6)	129,445
David P. Smeltzer	100,238		2,447		102,685
Richard L. Smoot	8,670		—		8,670
Roy H. Stahl	166,900		70,682		237,582
All directors, nominees and executive officers as a group (15 persons)	1,195,527	(7)	330,971	(8)	1,526,498	(1.59%)

(1)	Includes shares held under the Company’s Thrift Plan.
(2)
Percentages for each person or group are based on the aggregate shares of Common Stock outstanding as of March 1, 2005 (95,553,184 shares) and all shares issuable to such person or group upon the exercise of outstanding stock options exercisable within 60 days of that date. Percentage ownership of less than 1% of the class then outstanding as of March 1, 2005 has not been shown.

(3)	The shareholdings indicated are owned of record by Ms. Carroll’s husband. Ms. Carroll disclaims beneficial ownership of those shares.
(4)	The shareholdings indicated include 2,011 shares owned of record by Mr. DeBenedictis’ wife. Mr. DeBenedictis disclaims beneficial ownership of those shares.

(5)	The shareholdings indicated include 96 shares owned of record by Mr. Menario’s wife. Mr. Menario disclaims beneficial ownership of those shares.
(6)	The shareholdings indicated include 12,480 shares owned of record by Mr. Riegler’s wife. Mr. Riegler disclaims beneficial ownership of those shares.
(7)	The shareholdings indicated include 792,632 shares underlying options exercisable under the Company’s Equity Compensation Plans on or before April 1, 2005.
(8)	The shareholdings indicated include 330,791 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children or (iii) owned by family members.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including discussing the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; the integrity of the Company’s financial reporting processes and controls; and the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (including Statement on Auditing Standards No. 61).

In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the accountants’ independence.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during 2004.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

The Audit Committee has the authority to select, evaluate and, where appropriate, replace the Company’s Director of Internal Audit and the Company’s independent registered public accounting firm. The Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

Respectfully submitted,

Richard L. Smoot, Chairman
John E. Menario
William P. Hankowsky

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

John F. McCaughan and William P. Hankowsky currently serve, and served during 2004, on the Executive Compensation and Employee Benefits Committee. In addition, G. Fred DiBona served on the Executive Compensation and Employee Benefits Committee until his death in January 2005.

Overall Objectives

Aqua America’s executive compensation program is designed to motivate its senior executives to achieve the Company’s goals of providing its customers with high quality, cost-effective, reliable water services and providing the Company’s shareholders with a market-based return on their investment.

Toward that end, the program:

•	Provides compensation levels that are competitive with those provided by companies with which the Company may compete for executive talent.

•	Motivates key senior executives to achieve strategic business initiatives and rewards them for their achievement.

•	Creates a strong link between shareholder and financial performance and the compensation of the Company’s senior executives.

In administering the executive compensation program, the Executive Compensation and Employee Benefits Committee (the “Committee”) attempts to strike an appropriate balance among the above-mentioned objectives, each of which is discussed in greater detail below.

At present, the executive compensation program is comprised of three components: base salary, annual cash incentive opportunities and equity incentive opportunities. In determining the relative weighting of compensation components and the target level of compensation for the Company’s executives, the Committee considers survey data from similarly sized companies in the utility industry and general business (“Composite Market”) compiled by a nationally recognized compensation consulting firm.

Competitive compensation levels for salaries and annual incentive awards are targeted at the 50th percentile of compensation levels for utility companies in the Composite Market. Equity incentives are targeted at the 50th percentile of the entire Composite Market.

Compensation Components

Base Salary

To ensure that its pay levels are competitive, the Company, with the assistance of its compensation consultant, regularly compares its executive compensation levels with those of other companies and sets its salary structure in line with competitive data from the utility companies in the Composite Market. Individual salaries are considered for adjustment annually and any adjustments are based on general movement in external salary levels, individual performance, and changes in individual duties and responsibilities.

Cash Incentive Awards

The annual cash incentive plan is based on target incentive awards for each executive, which are stated as a percentage of their base salaries. Annual incentive awards for executive officers are calculated by a formula that multiplies the executive’s target incentive percentage by a Company rating factor based on the Company’s overall financial performance and an individual rating factor based on the executive’s performance against established objectives. These factors can range from 0% to 125% for the Company rating factor and 0% to 150% for the individual rating factor. Each of these percentages are correlated with defined objectives and approved by the Committee each year. Regardless of the Company’s financial performance, the Committee retains the authority to determine the final Company rating factor, and the actual payment and amount of any bonus is always subject to the discretion of the Committee.

Equity Incentives

As part of its review of the total compensation package for the Company’s officers, the Committee, with the assistance of its compensation consulting firm, reviewed the Company’s equity incentive compensation program. The Committee uses a combination of stock options, dividend equivalents and restricted stock with vesting subject to performance criteria established by the Committee to best link executive long-term incentives to corporate performance and shareholder interests.

Under the terms of the Company’s 1994 Equity Compensation Plan and the Company’s 2004 Equity Compensation Plan, each of which was approved by the shareholders, the Committee and the Board of Directors may grant stock options, dividend equivalents and restricted stock to officers, directors and key employees, and stock options to key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of the business of the Company. The purpose of the Plans are to help align executive compensation with shareholder interests by providing the participants with a long-term equity interest in the Company. The Plans, we believe, provide the Company the ability to attract and retain employees of significant abilities.

The Board of Directors has established stock ownership guidelines for the executive officers named in the Summary Compensation Table. These executive officers will be expected, over time, to hold shares of the Company equal in value to at least five times base salary for the Chief Executive Officer, three times base salary for senior officers and two times base salary for other officers. Shareholdings will include shares held under the Company’s 401(k) plans. Each of the executive officers except the most recently elected executive officer met these guidelines as of the end of 2004.

Summary of Actions Taken by the Committee

Salary Increase

Under the Company’s salary program, the base salary budget is based on salary levels for comparable positions among the utility companies in the Composite Market. The projected overall annual increase is based on annual salary budget increase data reported by published surveys. Under these guidelines, actual salary increases are determined based on a combination of an assessment of the individual’s performance and the individual’s salary compared to the market. In the case of executive officers named in this Proxy Statement, the determination of salary levels is made by the Committee.

Mr. DeBenedictis’ salary for 2004 was consistent with the target level for the CEO position for utility companies within the Composite Market. Mr. DeBenedictis’ salary for 2005, which was approved by the Committee and effective on April 1, 2005, is consistent with published salary survey information on salary levels and projected annual salary increases for 2005 and is based on the Committee’s favorable assessment of his and the Company’s performance.

Annual Incentive Award

The Committee determined the annual cash incentive awards to be made to the participants in the annual incentive plan. The awards were based on the Company’s performance compared to its financial goal for 2004 as well as the participants’ achievement of their individual objectives. Mr. DeBenedictis’ annual incentive compensation for 2004 was based on the Company’s earnings and the Committee’s assessment of Mr. DeBenedictis’ individual performance. Mr. DeBenedictis’ achievements in 2004 included achieving record net income for the Company, completing the Heater and Florida Water Service acquisitions as well as 27 other smaller acquisitions and growth ventures, improving the Company’s customer service operations and continued cost containment.

Equity Incentives

Effective February 28, 2005, the Committee approved the 2005 grant of incentive stock options and dividend equivalents under the Company’s 2004 Equity Compensation Plan to certain of its executive officers and key employees at the fair market value on the date of grant for such stock options of $24.45. The options are exercisable in installments of one-third each year starting on the first anniversary of the date of grant and expire at the end of ten years from the date of grant. The dividend equivalents will accumulate dividends over a period of four years. For 2005, Mr. DeBenedictis received a grant of 70,000 stock options and dividend equivalents on February 28, 2005. The Committee, with the Board’s concurrence, also approved management’s recommendation to reduce the performance period for the dividend equivalents granted in 2003 and 2004 by one year based on the Company’s performance against the 2004 measurement criteria established by the Committee for this purpose at its March 1, 2004 meeting. The measurement criteria involve targets for earnings per share, dividends, total return to shareholders over a five-year period and customer growth. As part of the equity incentive portion of the Company’s executive compensation package, the Committee at its February 28, 2005 meeting approved awards of the following shares of restricted stock under the 2004 Equity Compensation Plan: 13,000 shares to Mr. DeBenedictis, 5,000 shares to Mr. Stahl and 4,000 shares to Mr. Smeltzer. The share grants are subject to a three-year restricted period, with one-third of each such grant to be released to the grantee each year on the anniversary of the date of grant, subject to the Company’s achievement of performance criteria established by the Committee.

Section 162(m) of the Internal Revenue Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid to the Chief Executive Officer and the other officers named in the Summary Compensation Table in any one year, subject to certain specified exceptions. No part of the Company’s executive compensation package for 2004 was subject to the limitation on the federal tax deduction for such compensation under Section 162(m). While Aqua America’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to motivate senior executives to achieve the Company’s goals. Therefore, the Company has determined that it may be appropriate for the Chief Executive Officer’s compensation to be at a level such that a portion is not deductible for federal income tax purposes.

Respectfully submitted,

John F. McCaughan, Chairman
William P. Hankowsky

The foregoing reports of the Audit Committee and the Executive Compensation and Employee Benefits Committee and the Comparative Stock Performance Chart below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation paid by the Company for services rendered during the years 2004, 2003 and 2002 for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Other Annual Compen- sation($)(3)	Restricted Stock Award(s)($)(4)(5)	Securities Underlying Options/ SAR’s(#)(5)(6)	All Other Compen- sation ($)(7)

Nicholas DeBenedictis	2004	372,904	330,000	6,500	334,080	70,000	147,477
CEO	2003	350,358	312,851	6,000	203,125	68,749	138,473
	2002	334,500	294,060	5,500	347,820	68,749	143,603

Roy H. Stahl	2004	218,887	90,872	6,500	114,840	22,500	44,867
Exec. V.P. & General	2003	207,512	87,342	6,000	—	22,499	38,574
Counsel	2002	200,521	82,852	5,500	42,160	22,499	31,047

David P.Smeltzer	2004	192,393	79,186	5,772	83,520	15,000	31,001
Sr. V.P. — Finance & CFO	2003	178,265	70,559	5,348	—	15,624	28,616
	2002	164,054	65,995	4,922	42,160	15,624	23,045

Richard R. Riegler	2004	192,505	46,648	5,775	20,880	10,000	27,192
Sr. V.P. — Engineering &	2003	183,385	51,140	5,400	—	12,499	27,636
Environ. Affairs	2002	177,837	50,944	5,500	21,080	12,499	26,116

Richard D Hugus	2004	179,118	35,963	5,374	—	10,000	27,274
President — Southern	2003	164,081	50,462	4,922	—	12,499	26,798
Operations(8)

(1)	Salary deferred at the discretion of the executive and contributed to the Company’s Thrift Plan or Executive Deferral Plan is included in this column.
(2)	Includes cash bonuses for services rendered during the specified year, regardless of when paid.

(3)	Company matching contributions under the Company’s Thrift Plan and Executive Deferral Plan are included in this column.
(4)
Mr. DeBenedictis was awarded grants of the following shares of restricted stock under the Company’s 2004 Equity Compensation Plan and 1994 Equity Compensation Plan at the following fair market value of the shares based on the closing price on the New York Stock Exchange on the date indicated: 20,625 shares on June 17, 2002 at $16.86, 12,500 shares on March 3, 2003 at $16.25 and 16,000 shares on March 19, 2004 at $20.88. Of the restricted shares granted on June 17, 2002, 8,125 shares were released to Mr. DeBenedictis on March 17, 2003 and 12,500 shares were released to Mr. DeBenedictis on June 17, 2003. The 12,500 restricted shares granted on March 3, 2003 were released to Mr. DeBenedictis on March 3, 2004. In accordance with the terms of the grant, 12,000 of the restricted shares granted on March 19, 2004 were released to Mr. DeBenedictis on March 19, 2005 based on the Company’s achievement of the performance criteria established by the Executive Compensation and Employee Benefits Committee for the release of such shares. Mr. DeBenedictis is entitled to receive the dividends on the restricted shares pending their release. At year-end 2004, the value of the 16,000 shares still subject to restrictions was $393,440 based on the closing price for the stock on December 31, 2004 of $24.59.

On June 17, 2002, the following executives were awarded grants of restricted stock under the Company’s 1994 Equity Compensation Plan: Mr. Stahl 2,500 shares; Mr. Smeltzer 2,500 shares and Mr. Riegler 1,250 shares. The fair market value of the shares awarded on June 17, 2002 was $16.86 per share based on the closing price for the Company’s stock on the New York Stock Exchange on that date. These restricted stock grants were released on March 17, 2003. On March 19, 2004, the following executives were awarded grants of restricted stock under the Company’s 2004 Equity Compensation Plan at a fair market value on the date of grant of $20.88 per share based on the closing price for the Company’s stock on the New York Stock Exchange on that date: Mr. Stahl 5,500 shares; Mr. Smeltzer 4,000 shares; and Mr. Riegler 1,000 shares. One-third of these restricted stock grants were released on March 19, 2005 based on the Company’s achievement of the performance criteria established by the Executive Compensation and Employee Benefits Committee for the release of such shares. The grantees were entitled to receive the dividends on the restricted shares pending their release.

(5)	Restricted stock and option award numbers for 2002 and 2003 have been restated to reflect the December 2001 and December 2003 5-for-4 stock splits in the form of stock distributions.
(6)
An equal number of dividend equivalents were awarded to each named executive officer which entitle such executive officer to dividends on each share underlying the options. The dividends accrue over a period of four years from the date of grant and are paid out four years after the date of grant, provided that the payment period may be reduced to as few as two years or increased to as many as eight years depending the Company’s performance against criteria established by the Executive Compensation and Employee Benefits Committee.

(7)
Includes: (a) for 2002, the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for a split dollar life insurance policy on Mr. DeBenedictis maintained by the Company, projected on an actuarial basis; (b) for 2002, Company payments on behalf of Mr. DeBenedictis to cover the premium attributable to the term life insurance portion of the split dollar life insurance policy; (c) the amounts accrued for the named executives’ accounts in 2004 in connection with outstanding dividend equivalent awards (Messrs. DeBenedictis $140,931, Stahl $43,734, Smeltzer $30,394, Riegler $25,481, and Hugus $25,481); (d) the value of group term life insurance maintained by the Company on the named executives (Messrs. DeBenedictis $3,560, Stahl $1,059, Smeltzer $598, Riegler $1,707 and Hugus $1,570); and (e) above-market interest earned in 2004 on amounts deferred under the Company’s Executive Deferral Plan (DeBenedictis $2,986, Stahl $74, Smeltzer $9, Riegler $4 and Hugus $223). The Company will be reimbursed for the amount of the premiums paid under the split dollar program for Mr. DeBenedictis upon his death or repaid such premiums by Mr. DeBenedictis if he leaves the Company.

(8)	Mr. Hugus was elected by the Board of Directors as Regional President – Aqua America Southern Operations on August 5, 2003.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five years with the average cumulative total return of a peer group of companies and the cumulative total return on the S&P 500 over the same period, assuming a $100 investment on December 31, 1999 and the reinvestment of all dividends. The Dow Jones Utility Index consists of the following companies: American Electric Power Company; Consolidated Edison, Inc.; NiSource Inc.; Exelon Corporation; TXU Corporation; Edison International; Public Service Enterprise Group Incorporated; Dominion Resources, Inc.; Williams Companies, Inc.; Duke Energy Corporation; PG&E Corporation; AES Corporation; The Southern Company; FirstEnergy Corp.; and CenterPoint Energy, Inc.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG AQUA AMERICA, S&P 500 AND DOW JONES UTILITY INDEX

STOCK OPTION GRANTS IN 2004

The following table sets forth information concerning individual grants of stock options under the Company’s 1994 Equity Compensation Plan during 2004 to each executive officer identified in the Summary Compensation Table who received options during the period.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Grant Date Value

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)

N. DeBenedictis	70,000	12.03%	21.53	3/1/2014	380,100
R. Stahl	22,500	3.87%	21.53	3/1/2014	122,175
D. Smeltzer	15,000	2.58%	21.53	3/1/2014	81,450
R. Riegler	10,000	1.72%	21.53	3/1/2014	54,300
R. Hugus	10,000	1.72%	21.53	3/1/2014	54,300

(1)
The options listed in this column are qualified stock options granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant under the Company’s 1994 Equity Compensation Plan. Grants become exercisable in installments of one- third per year commencing on the first anniversary of the grant date. An equal number of dividend equivalents, with a four-year accumulation period, were awarded to the named individuals under the 1994 Equity Compensation Plan. The accrued value of the dividend equivalent awards for 2000 through 2004 is shown on the Summary Compensation Table.

(2)
The exercise price for options granted is equal to the mean of the high and low sale prices of the Company’s common stock on the New York Stock Exchange composite tape on the date the option is granted.

(3)
The values in this column were determined using the Black-Scholes Option Pricing Model. The actual value of stock options, if any, that may be realized will depend on the difference between the exercise price and the market price on the date of exercise. The estimated values under the Black-Scholes model are based on assumptions as to such variables as interest rates, stock price volatility and dividend yield. The key assumptions used in the Black-Scholes model valuation of the stock options are (i) an assumed dividend yield of 2.2%, (ii) a risk free rate of return of 4.0%, (iii) volatility of 29.9%, (iv) an exercise date of 4.5 years from the date of grant, and (v) no reduction in values to reflect non-transferability or other restrictions on the options. These assumptions are not a forecast of future dividend yield, stock performance or volatility.

Stock Option Exercises in 2004 and Value of Options at Year-End 2004

The following table sets forth information concerning the number of stock options exercised under the Company’s 1994 Equity Compensation Plan during 2004 by each executive officer listed below and the number and value of unexercised options as of December 31, 2004, indicating in each case the number and value of those options that were exercisable and unexercisable as of that date.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)(1)

Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

DeBenedictis	6,545	143,205	387,531	154,750	5,566,513	723,354
Stahl	—	—	139,673	99,578	1,897,053	236,444
Smeltzer	—	—	46,868	34,625	492,996	162,989
Riegler	6,100	125,538	39,813	23,500	393,031	116,792
Hugus	—	—	43,744	22,500	469,167	127,375

(1)	Based on the average of the high and low price on the New York Stock Exchange – Composite Transactions of the Company’s Common Stock on December 31, 2004 ($24.48).

CERTAIN COMPENSATION PLANS

Retirement Plan

The Retirement Plan for Employees of the Company and certain of its subsidiaries (the “Retirement Plan”) is a defined benefit pension plan. In general, the Retirement Plan applies to employees hired prior to certain dates in 2003 and the participants are eligible for normal pension benefits upon retirement at age 65 and are eligible for early retirement benefits upon retirement at age 55 with ten years of credited service. Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. Benefits payable to employees under the Retirement Plan are based upon “final average compensation”, which is defined as the average cash compensation through the five highest consecutive years of the last ten full years preceding retirement.

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) imposes maximum limitations on the annual amount of pension benefits that may be paid under, and the amount of compensation that may be taken into account in calculating benefits under, a qualified, funded defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations. Effective December 1, 1989, the Board of Directors adopted an Excess Benefits Plan for Salaried Employees of the Company (the “Excess Plan”). The Excess Plan is a nonqualified pension benefit plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by these ERISA limitations. In addition, deferred compensation is excluded from the Retirement Plan Compensation, but is included in the calculation of the Excess Plan. The benefit under the Excess Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations and including deferred compensation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

The following tabulation shows the estimated annual pension payable pursuant to the Retirement Plan and the Excess Plan to Company employees, including employees who are directors or officers of the Company, upon retirement after selected periods of service. This table is provided for illustrative purposes only and does not reflect pension benefits presently due under the Retirement Plan or Excess Plan.

PENSION PLAN TABLE

Average Salary During Five Years	Estimated Annual Pension Based on Service of

Preceding Retirement	15 Years	20 Years	25 Years	30 Years	35 Years

$100,000	$24,000	32,000	40,100	42,600	45,100
125,000	30,800	41,000	51,300	54,400	57,600
150,000	37,500	50,000	62,600	66,300	70,100
175,000	44,300	59,000	73,800	78,200	82,600
200,000	51,000	68,000	85,100	90,100	95,100
225,000	57,800	77,000	96,300	101,900	107,600
250,000	64,500	86,000	107,600	113,800	120,100
300,000	78,000	104,000	130,100	137,600	145,100
350,000	91,500	122,000	152,600	161,300	170,100
400,000	105,000	140,000	175,100	185,100	195,100
450,000	118,500	158,000	197,600	208,800	220,100
500,000	132,000	176,000	220,100	232,600	245,100

The Company’s contributions to the Retirement Plan are computed on the basis of straight life annuities. The following executive officers listed in the Summary Compensation Table have the indicated number of completed years of service under the Retirement Plan, and would, upon retirement at age 65 on March 31, 2005, be entitled to a pension based on the remuneration level listed in the following table:

Name	Covered Remuneration	Completed Years of Credited Service

Nicholas DeBenedictis	$723,151	13
Roy H. Stahl	$297,338	23
Richard R. Riegler	$248,978	35
David P. Smeltzer	$247,198	18
Richard D. Hugus	$221,310	16

A Supplemental Executive Retirement Plan or SERP has been established for Mr. DeBenedictis. This Plan, which is nonqualified and unfunded, was approved by the Board of Directors in 1992 and is intended to provide Mr. DeBenedictis with a total retirement benefit, in combination with the Retirement Plan and Excess Plan, that is commensurate with the retirement benefits for the chief executive officers of other companies. Under the terms of the SERP, Mr. DeBenedictis will be eligible to receive a benefit at normal retirement equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he had 25 years of service and absent the ERISA limitations referred to above, and (ii) the benefit payable to him under the Retirement Plan and the Excess Plan. Under the terms of Mr. DeBenedictis’ SERP, if his employment is terminated for any reason prior to age 65, he is entitled to receive a supplemental retirement benefit equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he was credited with two years of service for each of his first seven years of credited service and (ii) the benefit payable to him under the Retirement Plan and the Excess Plan. If Mr. DeBenedictis retires from the Company at age 65, the SERP is projected to provide an annual benefit of $114,145.

CODE OF ETHICS

The Company maintains a Code of Ethical Business Conduct for its directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as defined by the SEC’s rules adopted pursuant to Section 406(a) of the Sarbanes-Oxley Act of 2002. The Code covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. Copies of the Company’s Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement, attention Investor Relations Department. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officers or directors) on its web site.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Contracts and Termination of Employment and Change of Control Arrangements

Under the terms of Mr. DeBenedictis’ employment arrangement, if his employment is terminated by the Company for any reason other than his disability, death or for cause, he will be entitled to receive a severance payment equal to twelve months of his base compensation paid in twelve equal monthly installments without offset. In the event that the employment of any of the executive officers named in the Summary Compensation Table set forth above is terminated, actually or constructively, within two years following a change of control of the Company, the executive officers will be entitled to certain payments and benefits under agreements with the Company. Under the terms of these agreements, the Chief Executive Officer will be entitled to three times his average annual compensation and the other executive officers will be entitled to two times their average annual compensation, plus certain benefits for a period of three years for the Chief Executive Officer and two years for the other executive officers. The agreement with the Chief Executive Officer also provides for reimbursement to him for the tax effects of certain payments and the transfer to him of a split dollar life insurance policy maintained by the Company on his life. Under the terms of the 1994 Equity Compensation Plan and 2004 Equity Compensation Plan, each of which were approved by the shareholders, outstanding stock options will become immediately exercisable, accrued dividend equivalents will become immediately payable and the restrictions on restricted stock grants will immediately lapse upon certain change of control events.

Compensation of Directors

Directors who are full-time employees of the Company do not receive a retainer or fees for service on the Board of Directors or Committees of the Board. Effective January 1, 2005, members of the Board of Directors who are not full-time employees of the Company or any of its subsidiaries (“Non-employee Directors”) receive an annual cash retainer fee of $12,500, plus an annual grant of restricted stock with a value of $25,000 payable on the first of the month following the Annual Meeting of Shareholders. Directors also receive a fee of $1,500 for attendance at each meeting of the Board of Directors of the Company and a meeting fee for attendance at each Committee meeting of $1,250 for the Audit Committee and $1,000 for other Committees. In addition, each Committee Chairman who is a Non-employee Director receives an annual retainer fee of $5,000 for the Chairmen of the Audit Committee and Corporate Governance Committee and $2,500 for the Chairmen of other Committees. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings. Directors are eligible to defer part or all of their fees under the Company’s Director Deferral Plan. Amounts deferred accrue interest at the prime interest rate plus 1.0%. Amounts deferred are not funded. In 2004, Mr. Glanton deferred $28,500 of his fees and accrued earnings of $15,502 on his accumulated deferred fees. The Board of Directors in 2005 approved share ownership guidelines for the directors based on the number of shares having a value equal to five times the annual cash retainer for the directors. Directors will have up to five years to attain this guideline ownership level.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Services and Fees

The following table presents the fees for professional services billed by PricewaterhouseCoopers LLP (PwC):

	Fiscal
	2004	2003

Audit Fees(1)	$1,542,055	$592,100
Audit-Related Fees(2)	9,313	70,050
Tax Fees(3)	23,000	20,500
All Other Fees (4)	1,500	–0–

Total	$1,575,868	$682,650

(1)
Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements, reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries and services in connection with the issuance of securities. The major increase in the audit fees category relates to the audit of internal controls over financial reporting, which totaled $945,000 in 2004 and $0 in 2003.

(2)	Represents fees for any professional services in connection with the audits of the Company’s employee benefit plans, accounting consultations and internal control reviews.

(3)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns and advisory services for other tax compliance, tax planning and tax advice.
(4)	Represents software licensing fees for an accounting research tool.

Under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure that such services do not impair the auditor’s independence from the Company.

Effective November 2002, the Audit Committee established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accountants prior to engaging the auditor for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings. All fees were approved by the Audit Committee for fiscal year 2004.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS FOR 2006 ANNUAL MEETING

Consideration of certain matters is required at the Annual Meeting of Shareholders, such as the election of directors. In addition, pursuant to applicable regulations of the Securities and Exchange Commission, shareholders may present proposals, which are proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting, by submitting their proposals to the Company on a timely basis. In order to be included for the 2006 Annual Meeting, proposals must be received by December 12, 2005.

The Company receives many shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Roy H. Stahl
Secretary
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

In addition, shareholders may communicate directly with the independent directors or the presiding independent director by writing to the address set forth below. The Company will review all such correspondence and provide any comments along with the full text of the shareholder’s communication to the independent directors or the presiding independent director.

The Independent Directors or Presiding Independent Director
Aqua America, Inc.
c/o Secretary
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATION

Nominations for election of directors may be made at the Annual Meeting by any shareholder entitled to vote for the election of directors, provided that written notice (the “Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the Annual Meeting in accordance with provisions of the Company’s Amended and Restated Articles of Incorporation and Bylaws.

Section 4.13 of the Company’s Bylaws requires the Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Notice must contain or be accompanied by the following information:

(1)      the name and residence of the shareholder who intends to make the nomination;

(2)      a representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

(3)      such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

(4)      a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(5)      the consent of each nominee to serve as a director of the Company if so elected.

Pursuant to the above requirements, appropriate Notices in respect of nominations for directors must be received by the Secretary of the Company no later than May 5, 2005.

ADDITIONAL INFORMATION

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2004, Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct. Please direct your requests to Investor Relations Department, Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, PA 19010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (a 10% Shareholder), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10%

Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it during 2004, the Company believes that all filings required to be made by the reporting persons were made on a timely basis except for six late Form 4’s with respect to stock options granted to executive officers.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

ROY H. STAHL
Secretary

April 11, 2005

APPENDIX A

AQUA AMERICA, INC.
Audit Committee
Committee Charter

Committee Purpose:

To assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Corporation’s financial reporting process and financial statements and systems of internal controls regarding finance, accounting, regulatory and legal compliance. To monitor the independence, qualifications and performance of the Corporation’s independent registered public accountants and internal audit function. To provide an avenue of communication among the independent registered public accountants, management, the internal audit function, and the Board of Directors. To prepare the Securities and Exchange Commission required report to be included in the Corporation’s annual proxy statement.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accountants as well as anyone in the Corporation. The Committee has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Corporation and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Corporation’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Corporation in accordance with GAAP. These are the responsibilities of management. The independent registered public accountants are responsible for planning and carrying out proper audits and reviews of the Company’s financial statements. The Committee’s considerations and discussions with management and the independent registered public accountants do not assure that the Corporation’s financial statements are presented in accordance with GAAP, that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that the Corporation’s independent registered public accountants are in fact “independent.”

Committee Duties and Responsibilities:

Independent Registered Public Accountants

1.
Be solely responsible for the selection, evaluation and, when appropriate, replacement of the Corporation’s independent registered public accountants. The independent registered public accountants shall report directly to the Committee.

2.
Review and pre-approve the proposed scope of the independent registered public accountants’ annual audit, including estimated audit fees as presented by the independent registered public accountants. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accountants.

3.
Review and pre-approve any lawfully permitted, non-audit work by the independent registered public accountants as presented by management in accordance with appropriate policies and procedures established by the Committee, provided that the actual extent of any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

4.	Disclose all pre-approved, non-audit work in the Corporation’s periodic reports.

5.
Prior to the initiation of the audit, meet with the independent registered public accountants to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

6.
Require the independent registered public accountants to rotate the lead audit partner assigned to the Corporation’s audit and the concurring partner responsible for reviewing the audit at least every five years.

Financial Management

1.
Review and discuss with management and the independent registered public accounting firm the Corporation’s annual audited financial statements and quarterly financial statements prior to the submission of these financial statements to the public, including the auditors’ opinions, management letters and the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Recommend to the Board of Directors whether the audited financial statements should be included in the Corporation’s Form 10-K.

3.	Review and discuss with management and independent registered public accountants any significant issues regarding critical accounting principles, practices and judgments used.

4.	Review and discuss with management the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.
Review any alternative treatment of financial information within GAAP that the independent registered public accountants have presented and discussed with management, the ramifications of the use of such alternatives and the treatment preferred by the independent registered public accountants.

6.
Quarterly, in consultation with the management, the independent registered public accountants, and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls.

7.
Quarterly, in consultation with the management, the independent registered public accountants, and the internal auditors, discuss the Corporation’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

8.
Obtain from and discuss with management and the independent registered public accountants any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent registered public accountants to the Committee under auditing standards (i.e., Statement on Auditing Standards No. 61 and Independent Standards Board Standard No. 1).

9.	Prepare the Securities and Exchange Commission required report to be included in the Corporation’s annual proxy statement.

10.
Oversee the Corporation’s disclosure controls and procedures, including applicable internal control over financial reporting, and internal control over financial reporting relating to the authorization of transactions and the safeguarding of assets, and, where applicable, oversee the changes in internal controls intended to address any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the annual internal control report of management and the independent registered public accountants’ report on, and attestation of, management’s evaluation of internal control over financial reporting, when those reports are required by Securities and Exchange Commission rules.

Audit Committee

1.
Review and evaluate the qualifications, performance and independence of the Corporation’s independent registered public accountants on an annual basis and present its conclusions with respect to the independent registered public accountants to the Board of Directors. Such evaluation shall include the review and evaluation of the audit engagement team, including the lead partner. In making its review, the Committee shall take into account the opinions of management.

2.
On an annual basis, obtain and review the independent registered public accountants’ report on the Corporation’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or governmental or professional investigation within the last five years, and steps taken to address any such issues.

3.	Review significant findings or any audit problems or difficulties prepared and presented by the independent registered public accountants or the internal auditors together with management’s responses.

4.
Review the independent registered public accountants’ disclosure of all the relationships of the independent registered public accountants with the Corporation and discuss any such relationships that may impact the objectivity and independence of the independent registered public accountants.

5.	Review the Corporation’s policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud.

6.
Arrange for periodic reports from management and the independent registered public accountants assessing the impact of significant regulatory changes, of accounting or reporting developments proposed by the Financial Accounting Standards Board or the Securities and Exchange Commission, or of any other significant financial matters that may affect the Corporation.

7.	Obtain from management a notification of issues and responses whenever a second opinion is sought from an independent registered public accountant.

8.
Review current and pending litigation or regulatory proceedings in which the Corporation is a party bearing on corporate governance or that may have a material financial impact on the Corporation as presented by the Corporation’s General Counsel.

9.	Obtain from management and review all cases of material employee conflict of interest, misconduct or fraud.

10.
Direct special investigations into significant matters brought to the Committee’s attention within the scope of its duties and obtain advice, as needed from outside legal, accounting and other advisors when required.

11.	Review and reassess this Committee Charter as necessary, but no less frequently than annually and propose to the Corporate Governance Committee of the Board of Directors any recommended changes.

12.	File the Committee Charter every three years in accordance with Securities and Exchange Commission regulations.

13.	Be responsible for the resolution of disputes between management and the outside auditors.

14.
Establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting, auditing or other financial matters.

15.	Evaluate the recommendations of the independent registered public accountants and the internal auditors with the Board of Directors.

16.	Review the adequacy of internal controls and the accuracy of financial statements with the independent registered public accountants and the internal auditors outside the presence of management.

17.
Periodically review the integrity of the financial reporting process with the independent registered public accountants, the internal auditors and management, and consider and implement, if appropriate, any changes to auditing practices and accounting principles suggested by the independent registered public accountants, management or the internal auditors.

18.
Periodically, meet separately with each of the Corporation’s management, the internal auditors and the independent registered public accountants to discuss any significant issues or difficulties encountered during the course of the annual audit.

19.	Perform an annual performance evaluation of the Committee.

20.	Set clear hiring policies for employees or former employees of the independent registered public accountants.

21.	Maintain free and open communication with the Board of Directors, management, the internal auditors and the independent registered public accountants.

22.
Perform any other activities consistent with this Committee Charter, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, and governing law, as the Committee or the Board of Directors may deem necessary or appropriate.

Internal Audit Function

1.	Oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.	Approve the hiring and termination of, and annual performance against the internal audit plan for, the director of the internal audit function.

3.	Review and approve internal audit plans, progress reports, completed reports and management’s responses to the internal auditors.

4.	Discuss with the personnel performing the internal audit function any changes to, and the implementation of, the internal audit plan and discuss the results of the internal audits.

Committee Member Qualification:

Committee members shall meet the requirements of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent, non-management directors. A director shall qualify as independent if the Board of Directors has affirmatively determined that the member is independent, consistent with the independence criteria set forth in the Corporation’s Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.
No Committee member or immediate family member of such Committee member may be an affiliated person of the Corporation or any of its subsidiaries, as that term is defined by the Securities and Exchange Commission; and

2.
No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Corporation or any of its subsidiaries, except for fees for services as a director and a member of the Committee and any other Board of Directors’ committee.

All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. The Chairperson of the Committee must have accounting or financial management experience. If a member serves on the audit committees of more than three companies, the Board of Directors must determine that this does not impair his or her effectiveness, and disclose such determination in the Corporation’s annual proxy statement filed with the Securities and Exchange Commission. At least one member of the Committee shall be an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission.

Committee Member Appointment and Removal:

Committee members, nominated by the Corporation’s Corporate Governance Committee, will be appointed annually by the Board of Directors. Committee members may be removed from membership on the Committee by the Board of Directors at any time, with or without cause.

Committee Structure and Operations:

Each year the Board of Directors, upon the nomination of the Corporate Governance Committee, will appoint a Committee Chairperson for the Committee. If a Committee Chairperson is not designated or present, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chairperson shall prepare and/or approve and circulate an agenda in advance of each meeting, including meetings with the independent registered public accountants and/or internal auditors. The Committee should conduct separate private meetings in executive session at least annually with each of management, the director of the internal auditing department, the independent registered public accountants, and as a committee to discuss any matters that the Committee or any one of these groups believes should be discussed.

The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

The Corporation shall provide appropriate funding, as determined by the Committee, for the Committee to retain any advisors employed by the Committee and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out of its duties, in each case without requiring the Committee to seek Board of Director approval.

Committee Reporting to the Board:

The Committee shall cause minutes and attendance records to be kept of each of its meetings, which will be reviewed and approved by the Chairperson of the Committee. Copies of the minutes of each meeting of the Committee will be provided to the Board of Directors, and the Chairperson or his or her designee will report on each meeting of the Committee to the Board of Directors at the next meeting of the Board of Directors following the meeting of the Committee Such reports shall include, among other things, the review of any issues that arise respecting the quality and integrity of the Corporation’s public reporting, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Corporation’s independent registered public accountants, the performance of the Corporation’s internal audit function, and the effectiveness of the Corporation’s disclosure controls and procedures.

4959-PS-05

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

RECEIVE FUTURE AQUA AMERICA, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Aqua America, Inc. Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While voting via the Internet, at www.eproxyvote.com/wtr, click the button ‘Electronically’ and provide your e-mail address to give your consent and thereby save Aqua America the future costs of producing, distributing and mailing these materials. Accessing Aqua America’s Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Aqua America’s Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example.				4959
The Board of Directors recommends that you vote FOR all nominees for Director.

1.	Election of Directors.	2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
	Nominees: (01) Mary C. Carroll and (02) Dr. Constantine Papadakis

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

For all nominees except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT
THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN.
Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature: ________________________________	Date: _____________	Signature: ________________________________Date: __________________

Dear Shareholder:

     Enclosed are materials relating to Aqua America, Inc.’s 2005 Annual Meeting of Shareholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

     Your vote is important to us. Please complete, sign and return the attached proxy card in the accompanying postage-paid envelope, vote electronically through the Internet, or vote by phone by following the instructions set out on the proxy card, whether or not you expect to attend the meeting.

Nicholas DeBenedictis
Chairman & President

DETACH HERE

PROXY

AQUA AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AQUA AMERICA, INC.
Proxy for Annual Meeting of Shareholders, May 19, 2005

The undersigned hereby appoints Nicholas DeBenedictis, Roy H. Stahl and David P. Smeltzer, or a majority of them or any one of them acting singly in the absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Aqua America, Inc., to be held at the Springfield Country Club, 400 West Sproul Road, Springfield, PA 19064, at 10:00 a.m., on Thursday, May 19, 2005 and any adjournments thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Aqua America, Inc. including any shares held in the Dividend Reinvestment Plan of Aqua America, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR the nominees listed in Item 1 on the reverse side, and in accordance with the proxies’ best judgment upon other matters properly coming before the meeting and any adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE